Exhibit 99.7

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated February 15, 2010 to the Management Board and Supervisory Board of Deutsche Börse AG (the “Company”) included in Annex D to the exchange offer prospectus relating to the proposed combination of the Company and NYSE Euronext, which is part of the Amendment No. 2 to Registration Statement of Alpha Beta Netherlands Holding N.V. on Form F-4 and (ii) the references to such opinion in such exchange offer prospectus under the headings: “Summary—Opinions of Financial Advisors—Opinions of the Financial Advisors to Deutsche Börse”, “The Combination—Background of the Combination”, “The Combination—Deutsche Börse’s Reasons for the Combination” and “The Combination—Opinions of the Financial Advisors to Deutsche Börse”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (as amended, the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

May 2, 2011